Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Reports Financial Results for the Third Quarter of Fiscal Year 2013

Quarterly Revenue increased 23% year-over-year to a record $349 million
Quarterly Net Income increased 134% year-over-year to $22.2 million

DURHAM, N.C., April 23, 2013 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced revenue of $348.9 million for its third quarter of fiscal 2013, ended March 31, 2013. This represents a 23% increase compared to revenue of $284.8 million reported for the third quarter of fiscal 2012, and a 1% increase compared to the second quarter of fiscal 2013. GAAP net income for the third quarter was $22.2 million, or $0.19 per diluted share, an increase of 134% year-over-year compared to GAAP net income of $9.5 million, or $0.08 per diluted share, for the third quarter of fiscal 2012. On a non-GAAP basis, net income for the third quarter of fiscal 2013 was $40.8 million, or $0.34 per diluted share, an increase of 75% year-over-year compared to non-GAAP net income for the third quarter of fiscal 2012 of $23.3 million, or $0.20 per diluted share.

"Fiscal Q3 was another good quarter with record revenue and earnings per share that were on the high-end of our target range," stated Chuck Swoboda, Cree Chairman and CEO. "Overall company backlog is ahead of this point last quarter and we are targeting solid growth for Q4. We remain focused on using new product innovation to grow our business and build the Cree brand."

Q3 2013 Financial Metrics
(in thousands, except per share amounts and percentages)

	Third Quarter
	2013	2012	Change
	(unaudited)	(unaudited)
Net revenue	$348,934	$284,801	$64,133	23%
GAAP
Gross margin	38.1%	34.9%
Operating margin	6.7%	1.8%
Net income	$22,157	$9,489	$12,668	134%
Earnings per diluted share	$0.19	$0.08	$0.11	138%
Non-GAAP
Gross margin	38.8%	35.6%
Operating margin	12.9%	8.6%
Net income	$40,761	$23,322	$17,439	75%
Earnings per diluted share	$0.34	$0.20	$0.14	70%

•	Gross margin decreased 40 basis points from Q2 of fiscal 2013 to 38.1% on a GAAP basis and decreased 40 basis points to 38.8% on a non-GAAP basis.

•	Cash and investments increased $51.2 million from Q2 of fiscal 2013 to $937.1 million.

•	Accounts receivable (net) increased $37.3 million from Q2 of fiscal 2013 to $181.9 million, with days sales outstanding of 47.

•	Inventory increased $10.7 million from Q2 of fiscal 2013 to $195.7 million, with days of inventory of 82 days.

Recent Business Highlights:

•	Introduced the Cree LED Bulbs, a game-changing series of LED bulbs at a retail price point that gives consumers a reason to switch to LED lighting;

•	Announced the availability of a new product family, XLamp® XQ LEDs, which are Cree's smallest lighting-class LEDs and 57 percent smaller than Cree's XLamp XB package;

•	Introduced the CR Series LED Architectural High-Efficiency (HE) troffer, with an industry-leading 130 lumens per watt and 90 CRI;

•	Released a second-generation SiC MOSFET that delivers industry-leading power density and switching efficiency at half the cost-per-amp of Cree's previous generation MOSFETs;

•	Set a new R&D performance record with a 276 lumen-per-watt white power LED;

•	Appointed Mike McDevitt as Executive Vice President and Chief Financial Officer.

Business Outlook:

For its fourth quarter of fiscal 2013 ending June 30, 2013, Cree targets revenue in a range of $365 million to $385 million with GAAP gross margin targeted to be 39.0%+/- and non-GAAP gross margin targeted to be 39.5%+/-. Our GAAP gross margin targets include stock-based compensation expense of approximately $2.3 million, while our non-GAAP targets do not. Operating expenses are targeted to increase by +/- $4 million on a GAAP basis and +/- $5 million on a non-GAAP basis. The tax rate is targeted at 20.0%+/- for fiscal Q4. GAAP net income is targeted at $25 million to $31 million, or $0.20 to $0.26 per diluted share. Non-GAAP net income is targeted in a range of $41 million to $47 million, or $0.34 to $0.40 per diluted share. The GAAP and non-GAAP net income targets are based on an estimated 119.6 million diluted weighted average shares. Targeted non-GAAP earnings exclude expenses related to the amortization of acquired intangibles and stock-based compensation expense of $0.14 per diluted share.

Quarterly Conference Call:

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fiscal third quarter 2013 results and the fiscal fourth quarter business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree's website at investor.cree.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Cree's website at investor.cree.com/results.cfm.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting, and semiconductor products for power and radio frequency (RF) applications.

Cree's product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

Non-GAAP Financial Measures:

This press release highlights the company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses which are excluded from the non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the company's performance, core results and underlying trends. Cree's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues given that our backlog is a low percentage of our revenue targets and our ability to forecast orders is limited; risks associated with our acquisition of Ruud Lighting; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 24, 2012, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree®, the Cree logo, and XLamp® are registered trademarks of Cree, Inc.

CREE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts and percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012

Revenue, net	$348,934	$284,801	$1,010,973	$857,899
Cost of revenue, net	215,924	185,388	628,438	555,340
Gross profit	133,010	99,413	382,535	302,559
Gross margin percentage	38.1%	34.9%	37.8%	35.3%

Operating expenses:
Research and development	39,036	36,148	116,524	106,436
Sales, general and administrative	62,140	50,074	174,885	144,789
Amortization of acquisition-related intangibles	7,719	7,368	23,108	18,660
Loss on disposal or impairment of long-lived assets	863	816	2,385	2,088
Total operating expenses	109,758	94,406	316,902	271,973

Operating income	23,252	5,007	65,633	30,586
Operating income percentage	6.7%	1.8%	6.5%	3.6%

Non-operating income:
Interest and other non-operating income, net	2,512	2,183	8,378	6,815
Income before income taxes	25,764	7,190	74,011	37,401
Income tax expense (benefit)	3,607	(2,299)	15,328	3,015
Net income	$22,157	$9,489	$58,683	$34,386

Earnings per share:
Diluted	$0.19	$0.08	$0.50	$0.30

Shares used in diluted per share calculation	118,608	116,074	116,768	114,879

CREE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2013	June 24, 2012
	(unaudited)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$937,051	$744,513
Accounts receivable, net	181,877	152,258
Inventories	195,743	188,849
Deferred income taxes	22,410	21,744
Prepaid expenses and other current assets	62,831	56,917
Total current assets	1,399,912	1,164,281
Property and equipment, net	550,237	582,461
Intangible assets, net	362,442	376,075
Goodwill	616,345	616,345
Other assets	8,552	8,336
Total assets	$2,937,488	$2,747,498

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$112,416	$78,873
Accrued salaries and wages	40,286	29,837
Income taxes payable	4,405	3,834
Other current liabilities	41,459	36,633
Total current liabilities	198,566	149,177

Long-term liabilities:
Deferred income taxes	15,926	15,609
Other long-term liabilities	14,797	22,695
Total long-term liabilities	30,723	38,304

Shareholders’ equity:
Common Stock	146	144
Additional paid-in-capital	1,951,011	1,861,502
Accumulated other comprehensive income, net of taxes	11,121	11,133
Retained earnings	745,921	687,238
Total shareholders’ equity	2,708,199	2,560,017
Total liabilities and shareholders’ equity	$2,937,488	$2,747,498

CREE, INC.
FINANCIAL RESULTS BY OPERATING SEGMENT
(in thousands, except percentages)
(unaudited)

The following table reflects the results of the Company's reportable segments as reviewed by the Company's Chief Executive Officer, its Chief Operating Decision Maker or CODM, for the three and nine months ended March 31, 2013 and the three and nine months ended March 25, 2012. The Company does not review inter-segment revenue when evaluating segment performance and allocating resources to each segment. As such, total segment revenue is equal to the Company's consolidated revenue.

	Three Months Ended
	March 31, 2013	March 25, 2012	Change
LED Products	$195,561	$180,944	$14,617	8%
Percent of revenue	56%	64%
Lighting Products	130,659	86,527	44,132	51%
Percent of revenue	37%	30%
Power and RF Products	22,714	17,330	5,384	31%
Percent of revenue	7%	6%
Total revenue	$348,934	$284,801	$64,133	23%

	Nine Months Ended
	March 31, 2013	March 25, 2012	Change
LED Products	$584,070	$571,884	$12,186	2%
Percent of revenue	58%	67%
Lighting Products	361,446	233,936	127,510	55%
Percent of revenue	36%	27%
Power and RF Products	65,457	52,079	13,378	26%
Percent of revenue	6%	6%
Total revenue	$1,010,973	$857,899	$153,074	18%

	Three Months Ended
	March 31, 2013	March 25, 2012	Change
LED Products gross profit	$85,728	$70,257	$15,471	22%
LED Products gross margin	43.8%	38.8%
Lighting Products gross profit	39,966	24,640	15,326	62%
Lighting Products gross margin	30.6%	28.5%
Power and RF Products gross profit	12,033	7,954	4,079	51%
Power and RF Products gross margin	53.0%	45.9%
Unallocated costs	(4,717)	(3,438)	(1,279)	37%
Consolidated gross profit	$133,010	$99,413	$33,597	34%
Consolidated gross margin	38.1%	34.9%

	Nine Months Ended
	March 31, 2013	March 25, 2012	Change
LED Products gross profit	$245,381	$218,319	$27,062	12%
LED Products gross margin	42.0%	38.2%
Lighting Products gross profit	115,449	72,517	42,932	59%
Lighting Products gross margin	31.9%	31.0%
Power and RF Products gross profit	35,253	21,970	13,283	60%
Power and RF Products gross margin	53.9%	42.2%
Unallocated costs	(13,548)	(10,247)	(3,301)	32%
Consolidated gross profit	$382,535	$302,559	$79,976	26%
Consolidated gross margin	37.8%	35.3%

Reportable Segments Description
The Company's LED Products segment includes LED chips, LED components, and SiC materials. The Company's Lighting Products segment consists of both LED and traditional lighting systems, with its primary focus on LED lighting. The Company's Power and RF Products segment includes power devices and RF devices.
Financial Results by Reportable Segment
The Company's CODM reviews gross profit as the lowest and only level of segment profit. As such, all items below gross profit on the income statement must be included to reconcile the consolidated gross profit presented in the preceding table to the Company's consolidated income before taxes.
The Company allocates direct costs and indirect costs to each segment's cost of sales. The allocation methodology is based on a reasonable measure of utilization considering the specific facts and circumstances of the cost being allocated.
Certain costs are not allocated when evaluating segment performance. These unallocated costs include variable compensation costs for manufacturing employees consisting primarily of stock-based compensation, expenses for profit sharing and quarterly or annual incentive plans, matching contributions under the Company's 401(k) plan and acquisition related costs.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP gross margin, non-GAAP operating expenses and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release. In this press release, Cree also presents its target for non-GAAP operating expenses, which is operating expenses less stock-based compensation expense, charges for amortization or impairment of acquired intangibles, acquisition finished goods inventory step-up, and acquisition costs.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.
Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the company's current financial performance and the company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include stock-based compensation expense or amortization or impairment of acquired intangible assets, and the income taxes associated with the foregoing, and also do not include acquisition finished goods inventory step-up or acquisition costs. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the company's financial results.
The Consolidated GAAP Gross Profit includes amounts that are excluded for non-GAAP measures in the “Unallocated Costs” in the Segment Reporting. The Company does not consider these costs when evaluating segment performance and allocating resources.
As described above, Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its Employee Stock Purchase Plan (ESPP). Cree excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Amortization or impairment of acquired intangible assets. Cree incurs amortization or impairments of acquired intangible assets in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the current operating results of Cree's business.
Ruud Lighting Finished Goods Inventory Step-up. The inventory purchased as part of the Ruud Lighting acquisition was recorded at fair value at the time of the acquisition. In particular, the finished goods inventory was valued at the anticipated customer sales price less cost to sell, which is higher than the cost to produce the finished goods. Cree refers to the difference between the fair value and cost to produce as the Ruud Lighting finished goods inventory step-up. Cree excludes this inventory step-up item as Cree does not believe this step-up value is reflective of ongoing operating results.
Ruud Lighting Acquisition Cost. Cree incurred expenses directly related the acquisition of Ruud Lighting. These expenses include auditor fees, investment banking fees, legal fees and other consulting fees incurred to conclude the acquisition. Cree excludes these expenses as they bear no direct correlation to the current operating results and are not reflective of the ongoing operating results.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Cree expects to incur stock-based compensation expense and amortization of acquired intangible assets in future periods, including income taxes associated with the foregoing. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance. Free cash flow represents operating cash flows less net purchases of property and equipment and payments for patent and licensing rights. Cree considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012
GAAP gross profit	$133,010	$99,413	$382,535	$302,559
GAAP gross margin percentage	38.1%	34.9%	37.8%	35.3%
Adjustment:
Stock-based compensation expense	$2,334	$2,104	$6,875	$5,433
Ruud Lighting finished goods inventory step-up	—	—	—	1,482
Non-GAAP gross profit	$135,344	$101,517	$389,410	$309,474
Non-GAAP gross margin percentage	38.8%	35.6%	38.5%	36.1%

Non-GAAP Operating Income

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012
GAAP operating income	$23,252	$5,007	$65,633	$30,586
GAAP operating income percentage	6.7%	1.8%	6.5%	3.6%
Adjustments
Stock-based compensation expense	13,915	12,249	40,945	34,884
Amortization of acquisition-related intangible assets	7,719	7,368	23,108	18,660
Ruud Lighting acquisition costs	—	—	—	3,069
Ruud Lighting finished goods inventory step-up	—	—	—	1,482
Total adjustments to GAAP operating income	21,634	19,617	64,053	58,095
Non-GAAP operating income	$44,886	$24,624	$129,686	$88,681
Non-GAAP operating income percentage	12.9%	8.6%	12.8%	10.3%

Non-GAAP Net Income

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012
GAAP net income	$22,157	$9,489	$58,683	$34,386
Adjustments
Stock-based compensation expense	13,915	12,249	40,945	34,884
Amortization of acquisition-related intangible assets	7,719	7,368	23,108	18,660
Ruud Lighting acquisition costs	—	—	—	3,069
Ruud Lighting finished goods inventory step-up	—	—	—	1,482
Total adjustments to GAAP income before provision for income taxes	21,634	19,617	64,053	58,095
Income tax effect *	(3,030)	(5,784)	(13,259)	(12,436)
Non-GAAP net income	$40,761	$23,322	$109,477	$80,045

Earnings per Share
Non-GAAP diluted net income per share	$0.34	$0.20	$0.94	$0.70

Shares used in diluted net income per share calculation
Non-GAAP shares used	118,608	116,074	116,768	114,879
* Based on effective tax rate calculated using forecasted non-GAAP income

Free Cash Flow

	Three Months Ended		Nine Months Ended
	March 31, 2013	March 25, 2012	March 31, 2013	March 25, 2012
Cash flow from operations	$45,776	$48,340	$224,070	$170,577
Less: PP&E CapEx spending	(24,976)	(22,168)	(55,406)	(75,206)
Less: Patents spending	(5,773)	(3,916)	(15,794)	(11,959)
Total free cash flow	$15,027	$22,256	$152,870	$83,412